Exhibit 99

Media Contact:	Matt Tidwell
816-556-2069

Invester Contact:	Todd Allen
816-556-2083

GREAT PLAINS ENERGY ANNOUNCES FIRST QUARTER FINANCIAL RESULTS
Maintenance outages at KCP&L and reduced gross margins at SE lead to lower Q1 results

Kansas City, MO, May 2, 2007 - Great Plains Energy Incorporated (NYSE:GXP) today announced first quarter 2007 reported earnings of $23.0 million or $0.28 per share, compared to a first quarter 2006 loss of $1.5 million or $0.02 per share. Core earnings, which exclude net mark-to-market gains and losses on energy contracts and other items, were a loss of $11.0 million or $0.13 per share in the first quarter of 2007, compared to core earnings of $25.4 million or $0.34 per share in the first quarter of 2006. Reported earnings are reconciled to core earnings in attachment B.

Great Plains Energy’s core earnings declined in the first quarter due primarily to three issues. KCP&L’s core earnings were impacted by plant outages which occurred during a period of cold weather and constrained transmission. As a result, KCP&L experienced decreased wholesale sales, increased purchased power costs, and increased fuel expense due to higher natural gas usage. Strategic Energy’s core earnings were negatively impacted by bad debt and customer attrition in the small business segment and an increase in purchased power costs associated with a resettlement in the first quarter for 2006 deliveries.

Chairman and CEO Michael Chesser commented, “Our team has managed through several operational challenges in the first quarter. None of the issues, however, has altered the long term growth path that we believe our Comprehensive Energy Plan provides.” Mr. Chesser continued, “From a strategic perspective, the first quarter was marked by significant successes. We announced our proposed acquisition of Aquila, filed new rate cases in both Missouri and Kansas, and reached a collaborative agreement with the Sierra Club that removes the last of the legal challenges to our Comprehensive Energy Plan.”

Based upon first quarter results, Great Plains Energy is adjusting 2007 core earnings guidance to a range of $1.65 to $1.85 per share, compared to the previous range of $1.80 to $2.00. The change in guidance is due to a reduction in Strategic Energy’s segment guidance to a range of $0.07 to $0.13 per share from a previous range of $0.21 to $0.28 per share. Further, although not anticipated to affect overall core earnings for 2007, segment guidance reflects an expense shift between the KCP&L and “Other” segments of approximately $0.17 per share due to the Aquila transaction and financing activities. The expected shift increases KCP&L’s core earnings guidance to a range of $1.92 to $2.04 per share and increases the expected loss from the “other” category to a range of $0.32 to $0.34 per share.

Kansas City Power & Light

KCP&L reported first quarter 2007 earnings and core earnings of $2.1 million or $0.02 per share. KCP&L earnings for the first quarter last year were $13.0 million or $0.17 per share, with core earnings of $18.8 million or $0.25 per share. Revenues for the first quarter of 2007

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were $256 million compared to $240 million for the first quarter of 2006. Retail revenues were $217 million, up from $189 million in the first quarter of 2006 due to favorable weather, higher retail rates, and customer growth. Wholesale revenues in the first quarter decreased from $48 million last year to $34 million due to lower wholesale sales volume resulting from plant outages and higher retail volume, as well as average wholesale prices that were 22% lower than last year.

Maintenance outages at two of KCP&L’s baseload coal units during a period of cold weather and constrained transmission led to increased use of gas-fired generation and increased purchased power expense during the first quarter of 2007. As a result, fuel expense increased $6.2 million and purchased power expense rose $11.3 million compared to last year. Operating expenses in the first quarter were also higher than last year due to increased maintenance expense and the anticipated increase in pension costs due to the reset of the level of pension costs in KCP&L’s rates effective January 1, 2007.

In addition to the rate cases KCP&L filed in Missouri and Kansas during the first quarter, Great Plains Energy, KCP&L and Aquila filed applications with the Missouri Public Service Commission and the Kansas Corporation Commission in early April seeking approval of the proposed Aquila transaction.

KCP&L continues to execute on its Comprehensive Energy Plan. The LaCygne 1 SCR installation is expected to be completed in the second quarter of 2007, and construction at Iatan 2 is on schedule. Additionally in the first quarter KCP&L, Sierra Club and Concerned Citizens of Platte County signed a collaboration agreement under which KCP&L agreed to pursue a set of initiatives including energy efficiency, renewable energy, lower emission permit levels at its Iatan and LaCygne generating stations and other initiatives designed to offset carbon dioxide emissions. KCP&L will address these matters in its future integrated energy resource plan, in collaboration with other key stakeholders. Full implementation of the terms of the agreement will necessitate approval from the appropriate authorities, as some of the initiatives in this agreement require either enabling legislation or regulatory approval.

Strategic Energy

Strategic Energy reported earnings of $27.1 million or $0.33 per share in the first quarter of 2007, compared to a loss of $10.9 million or $0.15 per share last year. Core earnings were a loss of $6.9 million or $0.08 per share, compared to a profit of $10.2 million or $0.13 per share in the first quarter of 2006.

The decrease in core earnings during the first quarter was primarily attributable to a lower average retail gross margin per MWh due to the disposition of previously-acquired power at lower than contracted prices caused by early terminations in the small business segment and the increased purchased power expense related to the previously mentioned resettlement. The average retail gross margin per MWh in the first quarter of 2007 was $15.79. Excluding net mark-to-market gains on energy contracts, average retail gross margin per MWh was $2.16. This compares to an average retail gross margin per MWh, excluding net mark-to-market losses on energy contracts, of $7.67 last year. Strategic Energy also experienced an increase in bad debt expense in the small business segment and recognized potential penalty expense related to the purchased power adjustment.

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Strategic Energy’s delivered volume increased 15% to 4.2 million MWhs during the first quarter from 3.7 million MWhs last year. Total backlog at Strategic Energy grew 50% in the first quarter to 34 million MWhs as new sales volume remained strong at 7.5 million MWhs in the first quarter of 2007, up slightly from 7.3 million MWhs in the same period in 2006. The average length of new and re-signed contracts remained at 18 months in the first quarter of 2007, unchanged compared to last year. Delivered volume during the quarter combined with 2007 backlog totaled 17.2 million MWhs at the end of the first quarter of 2007, compared to 13.8 million MWhs delivered and contracted for 2006 as measured at the same point last year.

Other

In the first quarter of 2007, the “other” category loss was $6.2 million or $0.07 per share compared to a loss of $3.6 million or $0.04 per share last year. The greater loss in the “other” category is primarily attributable to a decline in available tax credits from affordable housing investments and overall higher expenses at the holding company.

Non-GAAP Financial Measure
Great Plains Energy provides in its earnings releases descriptions of “core earnings” in addition to earnings calculated in accordance with GAAP. Great Plains Energy also provides its earnings guidance in terms of core earnings. Core earnings is a non-GAAP financial measure that differs from GAAP earnings because it excludes the effects of discontinued operations, certain unusual items and mark-to-market gains and losses on energy contracts. Core earnings for historical periods are reconciled to GAAP earnings in attachment B.

The Company believes core earnings provide to investors a meaningful indicator of its results that is comparable among periods because it excludes the effects of discontinued operations, certain unusual items and mark-to-market gains and losses on energy contracts. These items are excluded from core earnings because they may not be indicative of Great Plains Energy’s prospective earnings potential. Investors should note that this non-GAAP measure involves judgments by management, including whether an item is classified as an unusual item. Core earnings is used internally to measure performance against budget and in reports for management and the Board of Directors. Great Plains Energy’s definition of core earnings may differ from similar terms used by other companies.

Great Plains Energy Incorporated (NYSE:GXP) headquartered in Kansas City, MO, is the holding company for Kansas City Power & Light Company, a leading regulated provider of electricity in the Midwest, and Strategic Energy L.L.C., a competitive electricity supplier. The Company's web site is www.greatplainsenergy.com.

Information Concerning Forward-Looking Statements -- Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, statements regarding projected delivered volumes and margins, the outcome of regulatory proceedings, cost estimates of the comprehensive energy plan and other matters affecting future operations. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy is providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates KCP&L can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental

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matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and in availability and cost of capital and the effects on pension plan assets and costs; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost, availability, quality and deliverability of fuel; ability to achieve generation planning goals and the occurrence and duration of unplanned generation outages; delays in the anticipated in-service dates and cost increases of additional generating capacity; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses and the effects of competition; workforce risks including compensation and benefits costs; performance of projects undertaken by non-regulated businesses and the success of efforts to invest in and develop new opportunities; the ability to successfully complete merger, acquisitions or divestiture plans (including the acquisition of Aquila, Inc., and Aquila’s sale of assets to Black Hills Corporation); and other risks and uncertainties. Other risk factors are detailed from time to time in Great Plains Energy’s most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission. This list of factors is not all-inclusive because it is not possible to predict all factors.

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Attachment A

GREAT PLAINS ENERGY
Consolidated Statements of Income
(Unaudited)
		As Adjusted
Three Months Ended March 31	2007	2006
Operating Revenues	(thousands, except per share amounts)
Electric revenues - KCP&L	$255,652	$240,390
Electric revenues - Strategic Energy	407,985	318,012
Other revenues	639	783
Total	664,276	559,185
Operating Expenses
Fuel	52,664	46,500
Purchased power - KCP&L	16,355	5,117
Purchased power - Strategic Energy	341,558	325,758
Skill set realignment costs	-	9,393
Other	96,510	76,117
Maintenance	29,834	21,959
Depreciation and amortization	45,042	38,946
General taxes	27,872	27,644
Loss on property	3	99
Total	609,838	551,533
Operating income	54,438	7,652
Non-operating income	4,773	2,985
Non-operating expenses	(2,703)	(2,141)
Interest charges	(21,699)	(17,323)
Income before income taxes and loss from equity investments	34,809	(8,827)
Income taxes	(11,064)	8,010
Loss from equity investments, net of income taxes	(379)	(290)
Net income (loss)	23,366	(1,107)
Preferred stock dividend requirements	412	411
Earnings (loss) available for common shareholders	$22,954	$(1,518)

Average number of common shares outstanding	82,813	74,659

Basic and diluted earnings (loss) per common share	$0.28	$(0.02)

Cash dividends per common share	$0.415	$0.415

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Attachment B

GREAT PLAINS ENERGY
Consolidated Earnings and Earnings Per Share
Three Months Ended March 31
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
		As Adjusted		As Adjusted
	2007	2006	2007	2006
	(millions)
KCP&L	$2.1	$13.0	$0.02	$0.17
Strategic Energy	27.1	(10.9)	0.33	(0.15)
Other	(5.8)	(3.2)	(0.07)	(0.04)
Net income (loss)	23.4	(1.1)	0.28	(0.02)
Preferred dividends	(0.4)	(0.4)	-	-
Earnings (loss) available for common shareholders	$23.0	$(1.5)	$0.28	$(0.02)

Reconciliation of GAAP to Non-GAAP
Earnings (loss) available for common shareholders	$23.0	$(1.5)	$0.28	$(0.02)
Reconciling items
KCP&L - skill set realignment costs	-	5.8	-	0.08
Strategic Energy - mark-to-market impacts
from energy contracts	(34.0)	21.1	(0.41)	0.28
Core earnings (loss)	$(11.0)	$25.4	$(0.13)	$0.34

Core earnings (loss)
KCP&L	$2.1	$18.8	$0.02	$0.25
Strategic Energy	(6.9)	10.2	(0.08)	0.13
Other	(6.2)	(3.6)	(0.07)	(0.04)
Core earnings (loss)	$(11.0)	$25.4	$(0.13)	$0.34

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Attachment C

GREAT PLAINS ENERGY
Summary Income Statement by Segment
Three Months Ended March 31
(Unaudited)

	Consolidated		Strategic
	GPE	KCP&L	Energy	Other
	(millions)
Operating revenues	$664.3	$255.7	$408.6	$-
Fuel	(52.7)	(52.7)	-	-
Purchased power	(357.9)	(16.4)	(341.5)	-
Other operating expense	(154.3)	(130.3)	(20.5)	(3.5)
Depreciation and amortization	(45.0)	(43.0)	(2.0)	-
Operating income (loss)	54.4	13.3	44.6	(3.5)
Non-operating income (expenses)	2.1	2.1	1.2	(1.2)
Interest charges	(21.7)	(18.2)	(0.8)	(2.7)
Income taxes	(11.0)	4.9	(17.9)	2.0
Loss from equity investments	(0.4)	-	-	(0.4)
Net income (loss)	$23.4	$2.1	$27.1	$(5.8)
Earnings (loss) per GPE common share	$0.28	$0.02	$0.33	$(0.07)

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Attachment D

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)

	March 31	December 31
	2007	2006
ASSETS	(thousands)
Current Assets
Cash and cash equivalents	$37,279	$61,823
Receivables, net	326,801	339,399
Fuel inventories, at average cost	29,677	27,811
Materials and supplies, at average cost	60,229	59,829
Deferred refueling outage costs	11,818	13,921
Refundable income taxes	21,693	9,832
Deferred income taxes	-	39,566
Derivative instruments	27,693	6,884
Other	11,705	11,717
Total	526,895	570,782
Nonutility Property and Investments
Affordable housing limited partnerships	21,018	23,078
Nuclear decommissioning trust fund	106,163	104,066
Other	14,796	15,663
Total	141,977	142,807
Utility Plant, at Original Cost
Electric	5,302,130	5,268,485
Less-accumulated depreciation	2,491,508	2,456,199
Net utility plant in service	2,810,622	2,812,286
Construction work in progress	257,443	214,493
Nuclear fuel, net of amortization of $107,542 and $103,381	36,333	39,422
Total	3,104,398	3,066,201
Deferred Charges and Other Assets
Regulatory assets	427,481	434,392
Goodwill	88,139	88,139
Derivative instruments	27,881	3,544
Other	38,881	29,795
Total	582,382	555,870
Total	$4,355,652	$4,335,660

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Attachment D continued

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)

	March 31	December 31
	2007	2006
LIABILITIES AND CAPITALIZATION	(thousands)
Current Liabilities
Notes payable	$241,000	$-
Commercial paper	224,061	156,400
Current maturities of long-term debt	1,034	389,634
EIRR bonds classified as current	145,291	144,742
Accounts payable	298,177	322,724
Accrued taxes	40,225	24,106
Accrued interest	19,340	14,082
Accrued payroll and vacations	22,673	33,266
Pension and post-retirement liability	1,037	1,037
Deferred income taxes	1,467	-
Derivative instruments	9,343	91,482
Other	20,890	25,520
Total	1,024,538	1,202,993
Deferred Credits and Other Liabilities
Deferred income taxes	634,743	622,847
Deferred investment tax credits	28,104	28,458
Asset retirement obligations	92,601	91,824
Pension liability	141,993	143,170
Regulatory liabilities	116,340	114,674
Derivative instruments	14,297	61,146
Other	92,759	82,122
Total	1,120,837	1,144,241
Capitalization
Common shareholders' equity
Common stock-150,000,000 shares authorized without par value
86,056,254 and 80,405,035 shares issued, stated value	1,064,445	896,817
Retained earnings	479,713	493,399
Treasury stock-71,933 and 53,499 shares, at cost	(2,198)	(1,614)
Accumulated other comprehensive loss	21,766	(46,686)
Total	1,563,726	1,341,916
Cumulative preferred stock $100 par value
3.80% - 100,000 shares issued	10,000	10,000
4.50% - 100,000 shares issued	10,000	10,000
4.20% - 70,000 shares issued	7,000	7,000
4.35% - 120,000 shares issued	12,000	12,000
Total	39,000	39,000
Long-term debt	607,551	607,510
Total	2,210,277	1,988,426
Commitments and Contingencies
Total	$4,355,652	$4,335,660

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Attachment E

GREAT PLAINS ENERGY
Statistical Summary

Three Months Ended March 31	2007	2006
KCP&L
Retail revenues (millions)	$216.9	$189.2
Wholesale revenues (millions)	$34.2	$47.5
Average non-firm wholesale price per MWh	$39.59	$50.45
Wholesale MWh sales (thousands)	886	1,104
Equivalent availability - coal plants	70%	80%
Capacity factor - coal plants	65%	70%

Strategic Energy
Average retail gross margin per MWh	$15.79	$(2.12)
Change in fair value related to non-hedging energy
contracts and from cash flow hedge ineffectiveness	(13.63)	9.79
Average retail gross margin per MWh without fair
value impacts [1]	$2.16	$7.67

MWhs delivered (thousands)	4,207	3,662
MWhs delivered plus current year backlog (thousands)	17,181	13,794
Average duration - new and resigned contracts (months)	18	18
MWh sales (thousands)	7,459	7,302
Retention rate	64%	50%
Retention rate including month to month customers	75%	62%
[1] This is a non-GAAP financial measure that differs from GAAP because it excludes the impact of unrealized fair value gains or losses. Management believes this measure is more reflective of average retail gross margins on MWhs delivered due to the non-cash nature and volatility of changes in fair value related to non-hedging energy contracts and from cash flow hedge ineffectiveness. Management and the Board of Directors use this as a measurement of Strategic
Energy's realized average retail gross margin per delivered MWh, which are settled upon delivery at contracted prices.

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Attachment F

GREAT PLAINS ENERGY
2007 Core Earnings Guidance

	Previous Range			Revised Range
Kansas City Power & Light	$1.75	-	$1.87	$1.92	-	$2.04

Strategic Energy	0.21	-	0.28	0.07	-	0.13

Other[1]	(0.16)	-	(0.15)	(0.34)	-	(0.32)

Consolidated Core EPS[2,3]	$1.80	-	$2.00	$1.65	-	$1.85
[1] Other includes Home Service Solutions, Holding Company costs and other miscellaneous items.
[2] Core earnings is a non-GAAP financial measure that differs from GAAP earnings because it excludes the effects of discontinued operations, certain unusual items and mark-to-market gains and losses on energy contracts. The Company believes core earnings provide to investors a more meaningful indicator of its results that is comparable among periods because it excludes the effects of items that may not be indicative of Great Plains Energy’s prospective earnings potential. Great Plains Energy is unable to reconcile its core earnings guidance to GAAP earnings per share because we do not predict the future impact of unusual items and mark-to-market gains and losses on energy contracts. The impact of these items could be material to operating results in accordance with GAAP.

[3] Segment guidance reflects an expense shift between the KCP&L and “other” segments of approximately $0.17 per share due to the Aquila transaction and financing activities.
  The expected shift increases KCP&L’s core earnings guidance to a range of $1.92 to
  $2.04 per share and increases the expected loss from the “other” category to a range of
  $0.32 to $0.34 per share. This shift is not anticipated to affect overall core earnings for
  2007.

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